Exhibit 4.21

FORM OF EXECUTIVE MANAGEMENT

LONG-TERM CASH INCENTIVE PLAN

(Date)

Dear                     :

We are pleased to announce the introduction of the Birks & Mayors Inc. Executive Management Long-Term Cash Incentive Plan which will be effective April 1st 2007. The purpose of this plan is to encourage you in reaching goals that not only achieve short-term performance but also align the Company’s goals with the creation of long-term shareholder value. In recognition of your role within the Birks & Mayors Senior Management Team, I am delighted to confirm your participation in this new plan.

Essentially, the plan consists of the following three (3) components:

1.	Target incentive compensation percentage (“Target Compensation”);

2.	Payout percentage of Target Compensation determined by the achievement of predetermined performance measures in accordance with a matrix;

3.	Performance Evaluation cycle comprised of three-year intervals with the first cycle being the period of three years ending March 28, 2009, for which the Board of Directors has approved the Payout Matrix and the Performance Criteria. The second cycle would be the next period of three years ending March 27, 2010 and so on. After the first cycle, each cycle and the goals and matrix for that cycle will require the Board of Directors approval.

The plan is further described and illustrated in Schedule A attached hereto.

To be eligible, you must be actively employed as a member of the Birks and Mayors Senior Management Team on March 31st, 2008.

Your target incentive compensation for the first three-year cycle ending March 28, 2009 is                     % of your base salary that is in effect on March 31st, 2008.

(1)

The matrix for determining the payout rate will be based on a three (3) year average (April 1, 2006 to March 28, 2009 for the first cycle) of Sales Growth and Return On Equity (ROE) as presented in Schedule A. Incentive payments will be made following the approval by the Board of Directors of the audited statements for the period ending on March 28, 2009 and will be contingent upon you being continuously and actively employed by Birks & Mayors Inc. (or one of its subsidiaries) through the date of the payout, if any, in June 2009. Incentive amount will be prorated for those who will not have been actively employed during the period beginning March 31st, 2008 and ending March 28, 2009 (maternity leave, long term disability leave, approved personal leave without pay).

                    , we know that you share our enthusiasm and our desire to ensure the success and growth of Birks & Mayors, and we hope that the Birks & Mayors Executive Management Long-Term Cash Incentive Plan will provide you with a generous incentive and ultimately reward you for your important contributions and achievements toward the Long Term growth of Birks and Mayors and the creation of shareholder value.

Sincerely yours,

Thomas A. Andruskevich

I, the undersigned, acknowledge receipt of this letter and accept the terms and conditions contained therein.

(Name)

Date:

SCHEDULE A

for

Senior Management

March 29, 2007

Table of Contents

1. Target Incentive Compensation
2. Payout Matrix
3. Definitions
4. Examples of Bonus Calculation

1. Target Incentive Compensation

The following targeted compensation for the Executive Management Long Term Cash Incentive Plan (1) will be used:

- COO — 60% of Base Salary (2)
- Executive Vice President: — 50 % of Base Salary (2)
- Senior Vice President: — 40 % of Base Salary (2)
- Group Vice President: — 30 % of Base Salary (2)

(1) *This Plan can be amended or terminated at the discretion of the Board of Directors. However such amendment or termination shall not affect any Incentive amount that has been accrued and is owing to the participant as at the date of such amendment or termination.*

(2) *Payments, if any, will be made in June 2009 and will be contingent upon remaining continuously and actively employed by the Company through the date of the payment. Incentive amount will be prorated for those who will not have been actively employed during the period beginning March 30th, 2008 and ending March 28, 2009 (maternity leave, long term disability leave, approved personal leave without pay).*

2. Matrix

- The following matrix will be used in determining payout rate as a percentage of targeted incentive compensation:

3 year average Sales growth (1)	5%	7%	9%	12%	15%
11%	100%	125%	150%	175%	200%
9%	75%	100%	125%	150%	175%
7%	50%	75%	100%	125%	150%
5%	35%	55%	75%	100%	125%
3% or less	20%	35%	50%	75%	100%

3 year average ROE (1)

The evaluation cycle will be comprised of three-year intervals with the first cycle being the fiscal years ending March 31, 2007, March 29, 2008 and March 28, 2009 for which the Board of Directors has approved the Payout Matrix and the Performance Criteria. The second cycle will be for the fiscal years ending March 29, 2008, March 28, 2009 and March 27, 2010 and so on. After the first cycle, each cycle and the goals and matrix for that cycle will require the Board of Directors approval.

(1) The calculation of the Sales growth and the ROE will be adjusted to exclude the following elements:

- *Non-cash compensation expenses;*
- *All costs related to and the impact of any merger, acquisition or any debt and equity transaction not in the ordinary course of business.*

3. Definitions

- **Net Sales as reflected on the Companies financial statements:**

  Total external sales less returns, expressed in US dollars and in accordance with US GAAP.

- **ROE:**

  Return on Equity (ROE) is

$$\frac{\text{Net Income}^{(1)}}{\text{Shareholder Equity (Beginning of Fiscal Year)}^{(1)}}$$

(1) The calculation of the Sales Growth and the ROE will be adjusted to exclude the following elements:

- *Non-cash compensation expenses;*
- *All costs related to and the impact of any merger, acquisition or any debt and equity transaction not in the ordinary course of business*

4. Examples of Bonus Calculation

1. Title: Group Vice President

   Base Salary: $200,000

   Target Bonus %: 30%

   Target Bonus $: $60,000

   Results:

   - Average 3 year Sales Growth: 3%
   - Average 3 year ROE: 7%

   Payout %: 35%

   Bonus Payout: $60,000 x 35% = $21,000

4. Examples of Bonus Calculation

2. Title: Senior Vice President

Base Salary: $250,000

Target Bonus %: 40%

Target Bonus $: $100,000

Results:

- Average 3 year Sales Growth: 4%
- Average 3 year ROE: 8%

Calculation: Mid-point between 75% & 55% = 65%

Mid-point between 50% & 35% = 42.5%

Payout %: 65% + 42.5% / 2 = 53.75%

Bonus Payout: $100,000 x 53.75% = $53,750